EXHIBIT 10.16
HUNTINGTON INGALLS INDUSTRIES
SUPPLEMENTAL PLAN 2

TABLE OF CONTENTS

ARTICLE I Definitions	1
1.01 Affiliated Companies	1
1.02 Board of Directors	1
1.03 CIC Plans	1
1.04 Code	1
1.05 Company	1
1.06 Deferred Compensation Plan	1
1.07 ERISA	1
1.08 Grandfathered Amounts	1
1.09 Key Employee	1
1.10 Participant	2
1.11 Payment Date	2
1.12 Pension Plan	2
1.13 Plan	2
1.14 Program	2
1.15 Qualified Plan	2
1.16 Separation from Service or Separates from Service	2
1.17 Termination of Employment	3

ARTICLE II General Provisions	4
2.01 In General	4
2.02 Treatment of 2000 Ad Hoc Increases for Retirees	4
2.03 Forms and Times of Benefit Payments	4
2.04 Beneficiaries and Spouses	4
2.05 Mandatory Cashout	5
2.06 Optional Payment Forms	5
2.07 Special Tax Distribution	6
2.08 Amendment and Plan Termination	6
2.09 Not an Employment Agreement	6
2.10 Assignment of Benefits	7
2.11 Nonduplication of Benefits	7
2.12 Funding	7
2.13 Construction	8
2.14 Governing Law	8
2.15 Actions by Company and Claims Procedures	8
2.16 Plan Representatives	8
2.17 Number	8

ARTICLE III Lump Sum Election	9
3.01 In General	9
3.02 Election	9
3.03 Lump Sum—Retirement Eligible	10
3.04 Lump Sum—Not Retirement Eligible	11
3.05 Lump Sums with CIC Severance Plan Election	11
3.06 Calculation of Lump Sum	12
3.07 Spousal consent	13

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APPENDIX 1 — 2005-2007 TRANSITION RULES	14
1.01 Election	14
1.02 2005 Commencements	14
1.03 2006 and 2007 Commencements	15

APPENDIX 2 — POST 2007 DISTRIBUTION OF 409A AMOUNTS	16
2.01 Time of Distribution	16
2.02 Special Rule for Key Employees	16
2.03 Forms of Distribution	16
2.04 Death	16
2.05 Actuarial Assumptions	17
2.06 Accelerated Lump Sum Payouts	17
2.07 Effect of Early Taxation	18
2.08 Permitted Delays	18

APPENDIX 3 — NORTHROP GRUMMAN SPIN-OFF	19
3.01 Background	19
3.02 Plan Benefits	19
3.03 Distributions	19
3.04 Termination and Key Employees	19
3.05 Participant Elections	19
3.06 References to Plan	19
3.07 Right to Benefits	19

Note: All of the following Appendices are saved as separate documents.
Confidential documents may be requested from Benefits Strategy & Design.
APPENDIX A [RESERVED]
APPENDIX B ERISA Supplemental Program 2
APPENDIX C [RESERVED]
APPENDIX D [RESERVED]
APPENDIX E [RESERVED]
APPENDIX F CPC Supplemental Executive Retirement Program
APPENDIX G Officers Supplemental Executive Retirement Program
APPENDIX H [RESERVED]
APPENDIX I Officers Supplemental Executive Retirement Program II

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     The Huntington Ingalls Industries Supplemental Plan 2 (the “Plan”) is hereby adopted effective as of the “Distribution Date” defined in the Separation and Distribution Agreement among Northrop Grumman Corporation, Huntington Ingalls Industries, Inc. and New P, Inc. (the “Distribution Date”) and conditioned upon such Distribution Date occurring.
     The Plan is intended to comply with Code section 409A and official guidance issued thereunder (except for Grandfathered Amounts). Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.
     See Appendix 3 for special rules related to the spin-off of the Company from Northrop Grumman Corporation.
ARTICLE I
Definitions
     For purposes of the Plan, the following terms, when capitalized, will have the following meanings:
1.01	Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Huntington Ingalls Industries, Inc. and its 80%-owned subsidiaries and may include other entities as well.

1.02	Board of Directors. The Board of Directors of the Company.

1.03	CIC Plans. Northrop Grumman Corporation Change-In-Control Severance Plan (effective August 1, 1996, as amended) or the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan.

1.04	Code. The Internal Revenue Code of 1986, as amended.

1.05	Company. Huntington Ingalls Industries, Inc.

1.06	Deferred Compensation Plan. The Huntington Ingalls Industries Deferred Compensation Plan and the Huntington Ingalls Industries Savings Excess Plan.

1.07	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.08	Grandfathered Amounts. Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and official guidance thereunder.

1.09	Key Employee. An employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key

employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

1.10	Participant. Any employee of the Company who is eligible for benefits under a particular Program and has not received full payment under the Program.

1.11	Payment Date. The 1st of the month coincident with or following the later of (a) the date the Participant attains age 55, or (b) the date the Participant Separates from Service.

1.12	Pension Plan.
(a)	The Northrop Grumman Pension Plan (subject to the special effective dates noted below for the following merged plans)
•	The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)

•	The Northrop Grumman Commercial Aircraft Division Salaried Retirement Plan (effective as of July 1, 2000)

•	The Grumman Pension Plan (effective as of July 1, 2003)
(b)	The Northrop Grumman Electronic Systems — Space Division Consolidated Pension Plan (effective as of October 22, 2001)

(c)	The Northrop Grumman Norden Systems Employee Retirement Plan (effective July 1, 2003)
1.13	Plan. The Huntington Ingalls Industries Supplemental Plan 2.

1.14	Program. One of the eligibility and benefit structures described in the Appendices.

1.15	Qualified Plan. The Northrop Grumman Pension Plan and Cash Balance Plans (as defined under the Northrop Grumman Pension Plan).

1.16	Separation from Service or Separates from Service. A “separation from service” within the meaning of Code section 409A.

1.17	Termination of Employment. Complete termination of employment with the Affiliated Companies.
(a)	If a Participant leaves one Affiliated Company to go to work for another, he or she will not have a Termination of Employment.

(b)	A Participant will have a Termination of Employment if he or she leaves the Affiliated Companies because the affiliate he or she works for ceases to be an Affiliated Company because it is sold or spunoff.

ARTICLE II
General Provisions
2.01	In General. The Plan contains a number of different benefit Programs which are set forth in the Appendices. The Appendices describe the eligibility conditions and the amount of benefits payable under the Programs. The Company, in its sole discretion, will determine all eligibility conditions, make all benefit determinations, and otherwise exercise sole authority to interpret the Plan and Programs.
2.02	Treatment of 2000 Ad Hoc Increases for Retirees. In no event, however, (1) will this Plan pay any amount of a Participant’s retirement benefit, if any, attributable to the “2000 Ad Hoc Increase for Retirees” Appendix added to certain of the Company’s tax-qualified plans pursuant to the Northrop Grumman Corporation Board of Directors resolution adopted May 17, 2000, or (2) will a Participant be entitled to a benefit (or an increased benefit) from or as a result of participation in this Plan under the Northrop Grumman Corporation Board of Directors resolution adopted May 17, 2000.
2.03	Forms and Times of Benefit Payments. This Section only applies to Grandfathered Amounts. The Company will determine the form and timing of benefit payments in its sole discretion unless particular rules regarding the form and timing of benefit payments are set forth in a Program or where a lump sum election under Article III is applicable.
(a)	For payments made to supplement those of a particular tax-qualified retirement or savings plan, the Company will only select among the options available under that plan, using the same actuarial adjustments used in that plan, except in cases of lump sums.

(b)	Whenever the present value of the amount payable under a particular Program does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.06 below (See Section 2.05 for the rule that applies as of January 1, 2008).

(c)	No payments will commence under this Plan until a Participant has a Termination of Employment, even in cases where benefits have commenced under a qualified retirement plan for Participants over age 70 1/2, or for any other reason.
     See Appendix 1 and Appendix 2 for the rules that apply to other benefits earned under the Plan.
2.04	Beneficiaries and Spouses. This Section only applies to Grandfathered Amounts. If the Company selects a form of payment which includes a survivor benefit, the

Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.
(a)	If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

(b)	With respect to Programs designed to supplement tax-qualified retirement or savings plans, the Participant’s spouse will be the spouse as determined under the underlying tax-qualified plan. Otherwise, the Participant’s spouse will be determined by the Company in its sole discretion.
    See Appendix 1 and Appendix 2 for the rules that apply to other benefits earned under the Plan.
2.05	Mandatory Cashout. Notwithstanding any other provisions in the Plan, Participants with Grandfathered Amounts who have not commenced payment of such benefits prior to January 1, 2008 will be subject to the following rules:
(a)	Post-2007 Terminations. Participants who have a Termination of Employment after 2007 will receive a lump sum distribution of the present value of their Grandfathered Amounts under a Program within two months of Termination of Employment (without interest), if such present value is below the Code section 402(g) limit in effect at the Termination of Employment.

(b)	Pre-2008 Terminations. Participants who had a Termination of Employment before 2008 will receive a lump sum distribution of the present value of their Grandfathered Amounts under a Program within two months of the time they commence payment of their underlying qualified pension plan benefits (without interest), if such present value is below the Code section 402(g) limit in effect at the time such payments commence.
For purposes of calculating present values under this Section, the actual assumptions and calculation procedures for lump sum distributions under the Huntington Ingalls Industries Pension Plan shall be used.
2.06	Optional Payment Forms. Participants with Grandfathered Amounts shall be permitted to elect (a) or (b) below:
(a)	To receive their Grandfathered Amounts in any form of distribution available under the Plan at October 3, 2004, provided that form remains available under the underlying qualified pension plan at the time payment of the Grandfathered Amounts commences. The conversion factors for these distribution forms will be based on the factors or basis in effect under this Plan on October 3, 2004.

(b)	To receive their Grandfathered Amounts in any life annuity form not included in (a) above but included in the underlying qualified pension plan distribution options at the time payment of the Grandfathered Amounts commences. The conversion factors will be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors
2.07	Special Tax Distribution. On the date a Participant’s retirement benefit is reasonably ascertainable within the meaning of IRS regulations under Code section 3121(v)(2), an amount equal to the Participant’s portion of the FICA tax withholding will be distributed in a single lump sum payment. This payment will be based on all benefits under the Plan, including Grandfathered Amounts. This payment will reduce the Participant’s future benefit payments under the Plan on an actuarial basis.
2.08	Amendment and Plan Termination. The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part for any reason. This includes the right to amend or eliminate any of the provisions of the Plan with respect to lump sum distributions, including any lump sum calculation factors, whether or not a Participant has already made a lump sum election. Notwithstanding the foregoing, no amendment or termination of the Plan shall reduce the amount of a Participant’s accrued benefit under the Plan as of the date of such amendment or termination.

No amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to the Grandfathered Amounts.

The Company may, in its sole discretion, seek reimbursement from the Company’s tax-qualified plans to the extent this Plan pays tax-qualified plan benefits to which Participants were entitled to or became entitled to under the tax-qualified plans.
2.09	Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

2.10	Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.
Notwithstanding the foregoing, all or a portion of a Participant’s benefit may be paid to another person as specified in a domestic relations order that the plan administrator determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(1)	issued pursuant to a State’s domestic relations law;

(2)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(3)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan; and

(4)	meets such other requirements established by the plan administrator.
The plan administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the plan administrator may consider the rules applicable to the “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.
2.11	Nonduplication of Benefits. This Section applies if, despite Section 2.10, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity.
(a)	Actuarial value will be determined using the factors and methodology described in Section 3.06 below (in the case of lump sums) and using the actuarial assumptions in the underlying Pension Plan in all other cases.

(b)	In dividing a Participant’s benefit between the Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.
2.12	Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.
Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.
2.13	Construction. The Company shall have full discretion to construe and interpret the terms and provisions of this Plan, to make factual determinations and to remedy possible inconsistencies and omissions. The Company’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or beneficiary. The Company shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
2.14	Governing Law. This Plan shall be governed by the law of the State of Delaware, except to the extent superseded by federal law.
2.15	Actions by Company and Claims Procedures. Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Board of Directors or its delegate. The Board of Directors may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.
The Company’s standardized “Huntington Ingalls Industries Nonqualified Retirement Plans Claims and Appeals Procedures” shall apply in handling claims and appeals under this Plan.
2.16	Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.
2.17	Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

ARTICLE III
Lump Sum Election
          This Article only applies with respect to Grandfathered Amounts. See Appendix 1 and Appendix 2 for the distribution rules that apply to other benefits earned under the Plan.
3.01	In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. Except as provided in Section 3.05, this Article does not apply to employees in cases where benefits under a particular Program are automatically payable in lump sum form under Article II. This Article will not apply if a particular Program so provides.
3.02	Election. Participants may elect to have their benefits paid in the form of a single lump sum under this Section.
(a)	An election to take a lump sum may be made at any time during the 60-day period prior to Termination of Employment and covers both—
(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.
(b)	An election does not become effective until the earlier of:
(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.
(c)	Before the election becomes effective, it may be revoked.

(d)	If a Participant does not have a Termination of Employment within 60 days after making an election, the election will never take effect.

(e)	An election may only be made once. If it fails to become effective after 60 days or is revoked before becoming effective, it cannot be made again at a later time.

(f)	After a Participant has a Termination of Employment, no election can be made.

(g)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits which may be due the spouse.

(h)	Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.
3.03	Lump Sum—Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.02 has a Termination of Employment after he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.
(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:
(1)	in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	in the case of a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form—
(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Huntington Ingalls Industries Pension Plan; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.
(b)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.
(c)	No lump sum payment will be made if:
(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.
(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:
(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.
3.04	Lump Sum—Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.02 has a Termination of Employment before he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.
(a)	No monthly benefit payments will be made.
(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.
(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:
(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.
(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.
3.05	Lump Sums with CIC Severance Plan Election. A Participant who elects lump sum payments of all his or her nonqualified benefits under the CIC Plans is entitled to have his or her benefits paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, benefit payments are governed by the general provisions of this Article, which provide different rules for calculating the amount of lump sum payments.

3.06	Calculation of Lump Sum.
(a)	The factors to be used in calculating the lump sum are as follows:
(1)	Interest: Whichever of the following two rates that produces the smaller lump sum:
(A)	the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(B)	the applicable interest rate that would be used to calculate a lump sum value for the benefit under the Pension Plans.
(2)	Mortality: the applicable mortality table, which would be used to calculate a lump sum value for the benefit under the Pension Plans.
(3)	Increase in Section 415 Limit: 4% per year.
(4)	Age: Age rounded to the nearest month on the date the lump sum is payable.
(5)	Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.
(b)	The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.
(1)	For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.
(2)	If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.
(3)	If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.
(4)	If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.

(5)	In the case of a Participant who dies prior to commencement of benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.
(c)	In the case of a lump-sum under Section 3.05 (related to lump sums with a CIC Severance Plan election), the lump-sum amount will be calculated as described in that section and the rules of this Section 3.06 are not used.
3.07	Spousal consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.
* * *
          IN WITNESS WHEREOF, this Plan is hereby executed by a duly authorized officer on this ______ day of _____________, 2011.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:

APPENDIX 1 — 2005-2007 TRANSITION RULES
        This Appendix 1 provides the distribution rules that apply to the portion of benefits under the Plan subject to Code section 409A for Participants with benefit commencement dates after January 1, 2005 and before January 1, 2008.
1.01	Election. Participants scheduled to commence payments during 2005 may elect to receive both pre-2005 benefit accruals and 2005 benefit accruals in any optional form of benefit available under the Plan as of December 31, 2004. Participants electing optional forms of benefits under this provision will commence payments on the Participant’s selected benefit commencement date.

1.02	2005 Commencements. Pursuant to IRS Notice 2005-1, Q&A-19 & Q&A-20, Participants commencing payments in 2005 from the Plan may elect a form of distribution from among those available under the Plan on December 31, 2004, and benefit payments shall begin at the time elected by the Participant.
(a)	Key Employees. A Key Employee Separating from Service on or after July 1, 2005, with Plan distributions subject to Code section 409A scheduled to be paid in 2006 and within six months of his date of Separation from Service, shall have such distributions delayed for six months from the Key Employee’s date of Separation from Service. The delayed distributions shall be paid as a single sum with interest at the end of the six month period and Plan distributions will resume as scheduled at such time. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years). Alternatively, the Key Employee may elect under IRS Notice 2005-1, Q&A-20 to have such distributions accelerated and paid in 2005 without the interest adjustment, provided, such election is made in 2005.

(b)	Lump Sum Option. During 2005, a temporary immediate lump sum feature shall be available as follows:
(i)	In order to elect a lump sum payment pursuant to IRS Notice 2005-1, Q&A-20, a Participant must be an elected or appointed officer of the Company and eligible to commence payments under the underlying qualified pension plan on or after June 1, 2005 and on or before December 1, 2005;

(ii)	The lump sum payment shall be made in 2005 as soon as feasible after the election; and

(iii)	Interest and mortality assumptions and methodology for calculating lump sum amount shall be based on the Plan’s procedures for calculating lump sums as of December 31, 2004.

1.03	2006 and 2007 Commencements. Pursuant to IRS transition relief, for all benefit commencement dates in 2006 and 2007 (provided election is made in 2006 or 2007), distribution of Plan benefits subject to Code section 409A shall begin 12 months after the later of: (a) the Participant’s benefit election date, or (b) the underlying qualified pension plan benefit commencement date (as specified in the Participant’s benefit election form). Payments delayed during this 12-month period will be paid at the end of the period with interest. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years).

APPENDIX 2 — POST 2007
DISTRIBUTION OF 409A AMOUNTS
        The provisions of this Appendix 2 shall apply only to the portion of benefits under the Plan that are subject to Code section 409A with benefit commencement dates on or after January 1, 2008. Distribution rules applicable to the Grandfathered Amounts are set forth in Articles II and III, and Appendix 1 addresses distributions of amounts subject to Code section 409A with benefit commencement dates after January 1, 2005 and prior to January 1, 2008.
2.01	Time of Distribution. Subject to the special rules provided in this Appendix 2, distributions to a Participant of his vested retirement benefit shall commence as of the Payment Date.

2.02	Special Rule for Key Employees. If a Participant is a Key Employee and age 55 or older at his Separation from Service, distributions to the Participant shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Participant’s death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Huntington Ingalls Industries Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

2.03	Forms of Distribution. Subject to the special rules provided in this Appendix 2, a Participant’s vested retirement benefit shall be distributed in the form of a single life annuity. However, a Participant may elect an optional form of benefit up until the Payment Date. The optional forms of payment are:
(a)	50% joint and survivor annuity

(b)	75% joint and survivor annuity

(c)	100% joint and survivor annuity.
If a Participant is married on his Payment Date and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the Payment Date and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

2.04	Death. If a married Participant dies before the Payment Date, a death benefit will be payable to the Participant’s spouse commencing 90 days after the Participant’s death. The death benefit will be a single life annuity in an amount equal to the survivor portion of a Participant’s vested retirement benefit based on a 100% joint and survivor annuity determined on the Participant’s date of death. This benefit is also payable to a Participant’s domestic partner who is properly registered with the Company in accordance with procedures established by the Company.
2.05	Actuarial Assumptions. Except as provided in Section 2.06 of this Appendix 2, all forms of payment under this Appendix 2 shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors
2.06	Accelerated Lump Sum Payouts.
(a)	Post-2007 Separations. Notwithstanding the provisions of this Appendix 2, for Participants who Separate from Service on or after January 1, 2008, if the present value of (a) the vested portion of a Participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section 2.02 of this Appendix 2, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the Participant’s Separation from Service.

(b)	Pre-2008 Separations. Notwithstanding the provisions of this Appendix 2, for Participants who Separate from Service before January 1, 2008, if the present value of (a) the vested portion of a Participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date the Participant attains age 55, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment within 90 days after the first of the month coincident with or following the date the Participant attains age 55, but no earlier that January 1, 2008.

(c)	Conflicts of Interest. The present value of a Participant’s vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.

(d)	Present Value Calculation. The conversion of a Participant’s retirement benefit into a lump sum payment and the present value calculations under this Section 2.06 of this Appendix 2 shall be based on the actuarial assumptions in effect under the Huntington Ingalls Industries Pension Plan for purposes of calculating lump sum amounts, and will be based on the Participant’s immediate benefit if the Participant is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the Participant will be eligible to receive at age 55.
2.07	Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

2.08	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Company’s reasonable anticipation of one or more of the following events:
(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 2.08 of this Appendix 2 shall be paid in accordance with Code section 409A.

APPENDIX 3 — NORTHROP GRUMMAN SPIN-OFF
3.01	Background. The Company was a subsidiary of Northrop Grumman Corporation (“NGC”) prior to the Distribution Date. On the Distribution Date, pursuant to an agreement between the Company and NGC, the liabilities for certain participants’ benefits under the Northrop Grumman Supplemental Plan 2 (the “NGC Plan”), including Grandfathered Amounts, were transferred to the Company and to this Plan. The Participants whose benefits were transferred to this Plan on the Distribution Date and other Participants who were employees of the Affiliated Companies on the Distribution Date are referred to below as “NGC Participants.” The rules in this Appendix shall apply to NGC Participants and certain other Plan terms notwithstanding any Plan provisions to the contrary.

3.02	Plan Benefits. NGC Participants who qualified as eligible employees under the NGC Plan on the Distribution Date shall be eligible employees under this Plan on such date. All service and compensation that would be taken into account for purposes of determining the amount of a NGC Participant’s benefit or his vested right to a benefit under the NGC Plan as of the Distribution Date shall be taken into account for the same purposes under this Plan.

3.03	Distributions. The terms of this Plan shall govern the distribution of all benefits payable to a NGC Participant or any other person with a right to receive such benefits, including amounts accrued under the NGC Plan and then transferred to this Plan.

3.04	Termination and Key Employees. For avoidance of doubt, no NGC Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event for purposes of determining the right to a distribution (for amounts subject to Code section 409A or otherwise), vesting (including under sections G.04(e) and I.04(e)), benefits, or any other purpose under the Plan as a result of NGC’s distribution of Company shares to NGC’s shareholders. Also, the Company’s Key Employees shall be determined in accordance with the special rules for spin-offs under Treas. Reg. §1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation.

3.05	Participant Elections. All elections made by NGC Participants under the NGC Plan, including any payment elections or beneficiary designations, shall apply to the same effect under this Plan as if made under the terms of this Plan.

3.06	References to Plan. All references in this Plan to the “Plan” as in effect before the effective date of the Plan shall be read as references to the NGC Plan.

3.07	Right to Benefits. Prior to the Distribution Date, no individual will accrue benefits under the Plan. Further, with respect to any service or compensation used to determine a benefit provided or due under the NGC Plan at any time, no benefit will be due under the Plan except with respect to such service and compensation related to a liability transferred from the NGC Plan to the Plan on the Distribution Date. Additionally, on and after the Distribution Date, NGC and the NGC Plan, and any successors thereto shall have no further obligation or liability to any NGC Participant with respect to any benefit, amount, or right due under the NGC Plan.

APPENDIX B
TO THE HUNTINGTON INGALLS INDUSTRIES SUPPLEMENTAL PLAN 2
ERISA Supplemental Program 2
     Appendix B to the Huntington Ingalls Industries Supplemental Plan 2 (the “Appendix”) is hereby adopted effective as of the “Distribution Date” defined in the Separation and Distribution Agreement among Northrop Grumman Corporation, Huntington Ingalls Industries, Inc. and New P, Inc. (the “Distribution Date”) and conditioned upon such Distribution Date occurring.
B.01	Purpose. The purpose of the Program is:
(a)	to restore benefits lost under the Pension Plans as a result of the compensation limit in Code section 401(a)(17), or any successor provision; and

(b)	to include compensation deferred under a Deferred Compensation Plan and deferrals required in connection with participation under the Huntington Ingalls Industries Electronic Systems Executive Pension Plan.
B.02	Eligibility. An employee of the Company, other than Charles H. Noski, is eligible to receive a benefit under this Program if he or she:
(a)	retires on or after January 1, 1989;

(b)	has vested in Pension Plan benefits that are reduced because of one or both of the following:
(1)	the Code section 401(a)(17) limit on compensation; or

(2)	participation in a Deferred Compensation Plan.
B.03	Amount of Benefit.
(a)	The benefit payable under this Program with respect to a Participant who commences benefits during his or her lifetime will equal the amounts described in (1) through (3) below.
(1)	Cash Balance Piece. Effective for periods after June 30, 2003, a Participant whose retirement benefit is determined under the terms of a Cash Balance Plan is credited under this Program with Benefit Credits (as defined under the Participant’s Cash Balance Plan) he or she would have received:
(A)	but for the restrictions of Code sections 401(a)(17) or 415, as those limits are described by the applicable Cash Balance Plan; and

(B)	but for the fact the Participant made deferrals to a Deferred Compensation Plan.
For purposes of (B), the Benefit Credits earned are credited in accordance with the terms of the Cash Balance Plan applicable to Eligible Pay in excess of the Social Security Wage Base and any compensation deferred is only treated as compensation for benefit calculation purposes under this Program in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(2)	Historical and Transition Piece. Effective for periods prior to July 1, 2003 the Participant is credited with the retirement benefit, if any, that would have been payable under the terms of the Pension Plan:
(A)	but for the restrictions of Code sections 401(a)(17) or 415, as those limits are described by the applicable Pension Plan; and

(B)	but for the fact that the Participant deferred compensation under either a Deferred Compensation Plan or in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.
For purposes of (B), any compensation deferred is only treated as compensation for benefit calculation purposes under this Program in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(3)	For Participants whose employment ceases after 2005, all Plan Years after 1996 (not just the last ten) shall be considered in determining the highest three years of eligible pay for purposes of calculating benefit amounts. All benefits resulting from this change in determining the highest three years of eligible pay shall be subject to Code section 409A.
(b)	The benefit payable under this Program will be reduced by the combined amounts of Pension Plan Benefits and the Huntington Ingalls Industries ERISA Supplemental Plan benefits attributable to the applicable Pension Plan.

(c)	Notwithstanding any other provision of the Program, in accordance with Section G.05, a Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section B.03, may not exceed 60% of his or her Final Average Salary (as defined in Section G.02(c)), reduced for early retirement using the factors in Section G.09. If this limit is exceeded, the Participant’s accrued benefit under Appendix F or G, whichever is applicable, will be reduced first, and the Participant’s accrued benefit under this Program will then be reduced to the extent necessary to satisfy the limit.

(d)	Minimum Normal Retirement Benefits for Designated Participants.

(1)	“Minimum Normal Retirement Benefits for Designated Participants” are benefits provided only in the Pension Plan appendices (i.e., benefits in excess of the benefits provided by other portions of the Pension Plans).
(A)	These extra benefits are meant to partially restore benefits lost because of Code section 401(a)(17).

(B)	Therefore, they are not included in the “retirement benefit” in (a), but they are included for purposes of the offset in (b).
(2)	Example. An employee is initially entitled to an $85,000 annual benefit under the Pension Plans. The employee would be entitled, but for section 401(a)(17), to a $100,000 annual benefit under the Pension Plans, so that $15,000 is payable under this Program. The Company then adds the minimum normal retirement benefit appendices under the Pension Plans, which are intended to pay all or a portion of the benefits previously payable by this Program under the Pension Plans instead. Assume this results in the employee being entitled to an additional $10,000 annual benefit under the appendices to the Pension Plans, so that the Pension Plans now pay a total of $95,000. This Program restores to the employee only the difference between $100,000 and $95,000, or a $5,000 annual benefit.
(e)	Benefits under this Program will only be paid to supplement benefit payments actually made from a Pension Plan. If benefits are not payable under a Pension Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Program with respect to such Pension Plan.

(f)	The following shall not be considered as compensation for purposes of determining the amount of any benefit under the Program:
(1)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(2)	any award payment under any Huntington Ingalls Industries long-term incentive cash plan.

B.04	Preretirement Surviving Spouse Benefit.
(a)	Preretirement surviving spouse benefits will be payable under this Program on behalf of a Participant if such Participant’s surviving spouse is eligible for benefits payable from a Pension Plan.

(b)	The benefit payable will be:
(1)	for periods after June 30, 2003, the amount which would have been payable under the Cash Balance Plan:
(A)	but for the restrictions of Code sections 401(a)(17) and 415 (or any successor sections), as those limits are described by the applicable Cash Balance Plan; and

(B)	but for the fact that the Participant deferred compensation under a Deferred Compensation Plan (with Benefit Credits determined by reference to amounts exceeding the Social Security Wage Base); and
(2)	for periods prior to July 1, 2003, the amount which would have been payable under the Pension Plan:
(A)	but for the restrictions of Code sections 401(a)(17) and 415 (or any successor sections), as those limits are described by the applicable Pension Plan; and

(B)	but for the fact that the Participant deferred compensation under either a Deferred Compensation Plan or in connection with the Northrop Grumman Electronic Systems Executive Pension Plan.
(3)	For Participants whose employment ceases after 2005, all Plan Years after 1996 (not just the last ten) shall be considered in determining the highest three years of eligible pay for purposes of calculating benefit amounts. All benefits resulting from this change in determining the highest three years of eligible pay shall be subject to Code section 409A.
(c)	For purposes of paragraph (b)(2) above, any compensation deferred will only be treated as compensation for benefit calculation purposes under this Program in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

(d)	The benefit payable under this Program will be reduced by the combined amounts of the Pension Plan Benefits and the Huntington Ingalls Industries ERISA Supplemental Plan benefits attributable to the applicable Pension Plan.

(e)	No benefit will be payable under this Program with respect to a spouse after the death of that spouse.

(f)	The following shall not be considered as compensation for purposes of determining the amount of any benefit under the Program:
(1)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(2)	any award payment under any Huntington Ingalls Industries long-term incentive cash plan.
B.05	Plan Termination. No further benefits may be earned under this Program with respect to a particular Pension Plan after the termination of such Pension Plan.

B.06	Pension Plan Benefits. For purposes of this Appendix, the term “Pension Plan Benefits” generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Pension Plan. However, this Program is only intended to remedy pension reductions caused by the operation of section 401(a)(17) and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term “Pension Plan Benefits” shall be deemed to mean the benefits that actually would have been payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:
(a)	A reduction in pension benefits as a result of a distress termination (as described in ERISA § 4041(c) or any comparable successor provision of law) of a Pension Plan. In such a case, the Pension Plan Benefits will be deemed to refer to the payments that would have been made from the Pension Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA § 4041(b) or any comparable successor provision of law).

(b)	A reduction of accrued benefits as permitted under Code section 412(c)(8), as amended, or any comparable successor provision of law.

(c)	A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.
B.07	ISA Excess Plan Participants.
(a)	Background. Effective as of the ISA Eligibility Date, all liabilities for benefits accrued after that date under the Northrop Grumman Integrated Systems & Aerostructures (ISA) Sector ERISA Excess Plan (the “ISA Plan”) are transferred to this Plan. This Section describes the treatment of those liabilities (“Transferred Liabilities”) and the Participants to whom those liabilities relate (“Transferred Participants”).

The “ISA Eligibility Date” is July 1, 2000.

(b)	Transferred Participants. This Section B.07 applies only to employees who: (1) were active participants in the ISA Plan as of the day before the ISA Eligibility Date; and (2) accrued a benefit under the terms of the ISA Plan on or after the ISA Eligibility Date.

(c)	Treatment of Transferred Liabilities. The Transferred Liabilities consist of any post-ISA Eligibility Date accruals under Article III of the ISA Plan. Those liabilities are treated as if they were accrued under Section B.03 of this Plan. Other provisions of this Plan govern as provided below.

(d)	Distributions. Distributions of benefits attributable to the Transferred Liabilities are generally made under Articles II and III of this Plan.

(e)	Other Provisions. The Transferred Liabilities and the Transferred Participants are fully subject to Articles I-III and Appendix B of this Plan. The amount of the Transferred Liabilities is, however, determined under Article III of the ISA Plan.
B.08	Grumman Excess Plan Spinoff.
(a)	Background. Effective as of the Grumman Spinoff Date, all liabilities for benefits accrued by Transferred Participants under the Northrop Grumman Excess Plan for the Grumman Pension Plan (the “Grumman Plan”) were transferred to this Plan. This Section describes the treatment of those liabilities (“Transferred Liabilities”) under this Plan.

The “Grumman Spinoff Date” is July 1, 2003.

(b)	Treatment of Transferred Liabilities. The Transferred Liabilities will generally be treated under the Plan like any other benefits under B.03.

(c)	Transferred Participants. The “Transferred Participants” are active employees who were eligible to participate in the Grumman Plan as of June 30, 2003. Grumman Plan benefits of individuals who terminated employment before July 1, 2003 remain subject to the Grumman Plan, and this Plan assumes no liabilities for those benefits.

(d)	Distributions. Distributions of amounts corresponding to the Transferred Liabilities will generally be made under Articles II and III.

(e)	Other Provisions. The Transferred Liabilities and the Transferred Participants are fully subject to Articles I-III and Appendix B.
* * *

          IN WITNESS WHEREOF, this Program is hereby executed by a duly authorized officer on this ______ day of_________, 2011.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:

APPENDIX F
TO THE HUNTINGTON INGALLS INDUSTRIES SUPPLEMENTAL PLAN 2
CPC Supplemental Executive Retirement Program
Appendix F to the Huntington Ingalls Industries Supplemental Plan 2 (the “Appendix”) is hereby adopted effective as of the “Distribution Date” defined in the Separation and Distribution Agreement among Northrop Grumman Corporation, Huntington Ingalls Industries, Inc. and New P, Inc. (the “Distribution Date”) and conditioned upon such Distribution Date occurring.
F.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible elected officers of the Company’s Corporate Policy Council. This Program is intended to supplement benefits that are otherwise available under the Qualified Plans.

F.02	Definitions and Construction.
(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans and are intended to have the same meaning.

(b)	CPC Service.
(1)	Months of CPC Service will be determined under the rules of the Qualified Plans for determining Credited Service.

(2)	Only months of Credited Service after the commencement of a Participant’s tenure on the Corporate Policy Council will be counted.

(3)	Months of CPC Service will continue to be counted for a Participant until the earlier of (A) and (B):
(A)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies that is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(B)	Cessation of the officer’s membership on the Corporate Policy Council (whether because of termination of his membership or dissolution of the Council).

(C)	Examples: The following examples assume that the Participant continues to earn months of CPC Service under the Qualified Plans until termination of employment.

Example 1: Officer A terminates employment with the Affiliated Companies on March 31, 2004. At that time, he is still a member of the CPC. His service under this Program ceases to accrue on March 31, 2004.

Example 2: Officer B ceases to be a member of the CPC on December 31, 2005, though continuing to work for the Affiliated Companies after that date. His service under this Program ceases to accrue on December 31, 2005.
(4)	If a Participant is transferred to a position with an Affiliated Company not covered by a Qualified Plan, CPC Service will be determined as the Credited Service under the Participant’s last Qualified Plan.
(A)	If such a transfer occurs, the Participant will continue to earn deemed service credits as if he or she were still participating under the Qualified Plan.

(B)	Those deemed service credits will not be considered as earned under the Qualified Plan for purposes of determining:
(i)	benefits under the Qualified Plan or supplements to the Qualified Plan other than this Program, or

(ii)	the offset under Section F.04(b) below, including the early retirement factors associated with the plans included in the offset.
(c)	Eligible Pay. Subject to paragraphs (1) through (4) below, Eligible Pay will generally be determined under the rules of the Participant’s supplemental benefit plan (for section 401(a)(17) purposes).
(1)	For periods during which a Participant did not participate in a supplemental benefit plan, Eligible Pay will be determined by reference to the applicable qualified defined benefit retirement plan under which the Participant benefits.
(A)	Eligible Pay will be calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Eligible Pay will include compensation deferred under a Deferred Compensation Plan and in connection with the Huntington Ingalls Industries Electronic Systems Executive Pension Plan.

(C)	For purposes of (B), any compensation deferred will only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(2)	For periods during which a Participant did not participate in a supplemental benefit plan or a qualified defined benefit retirement plan, Eligible Pay will be his or her annualized base pay (determined in accordance with the Northrop Grumman Retirement Plan), plus any bonuses received.
(A)	Annualized base pay is calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Annualized base pay includes compensation deferred under a deferred compensation arrangement with those deferrals treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(3)	If a Participant experiences a Termination of Employment before December 31 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Standard Definitions and Procedures for Certain Huntington Ingalls Industries Retirement Plans.

(4)	The following shall not be considered as Eligible Pay for purposes of determining the amount of any benefit under the Program:
(A)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(B)	any award payment under any Huntington Ingalls Industries long-term incentive cash plan.
(d)	Final Average Salary will mean the Participant’s average Eligible Pay for the highest three of the last ten consecutive Plan Years. For this purpose, years will be deemed to be consecutive even though a break in service year(s) intervenes.
Notwithstanding the foregoing, for Participants whose employment ceases after 2005, all Plan Years after 1996 (not just the last ten) shall be considered in determining the highest three years of Eligible Pay. All benefits resulting from this change in determining the highest three years of Eligible Pay shall be subject to Code section 409A.

(e)	The benefits under this Program are designed to supplement benefits under the Qualified Plans and are therefore to be construed utilizing the same principles and benefit calculation methodologies applicable under the Qualified Plans except where expressly modified.

(f)	Benefits under this Program will be calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.
F.03	Eligibility. Eligibility for benefits under this Program will be limited to those elected officers of the Company’s Corporate Policy Council, other than Charles H. Noski, designated as “Participants” by the Company’s Board of Directors or Compensation Committee. No Participant will be entitled to any benefits under this Appendix F until he or she becomes Vested under the Qualified Plans, except to the extent provided in Section F.08.

No individuals shall become eligible to participate in the Program after the Distribution Date.

F.04	Benefit Amount. A Participant’s total accrued benefit under this Program is his or her gross benefit under (a), reduced by (b) (as modified by (c)), and adjusted under (d). The benefit calculated under this Section F.04 will be subject to the benefit limit under Section F.05.
(a)	A Participant’s gross annual benefit under this Program will equal 3.33% x Final Average Salary x months of CPC Service ÷ 12.

Effective July 1, 2009, a Participant’s gross annual benefit under this Program will equal the sum of (A), (B) and (C) below:
(A)	3.33% x Final Average Salary x months of CPC Service up to 120 months ÷ 12,

(B)	1.50% x Final Average Salary x months of CPC Service in excess of 120 months up to 240 months ÷ 12, and

(C)	1.00% x Final Average Salary x months of CPC Service in excess of 240 ÷ 12.
Notwithstanding the foregoing, if a Participant had 120 months or more of CPC Service on July 1, 2009, his gross annual benefit under this Program will equal his gross annual benefit under this Program on June 30, 2009 plus accruals in accordance with (B) and (C) above based on CPC Service after June 30, 2009.
(1)	The benefit payable is a single, straight life annuity commencing on the Participant’s Normal Retirement Date. The form of benefit and timing of commencement will be determined under Section F.06.

(2)	If a Participant’s benefit is paid under this Program before his Normal Retirement Date, the gross benefit will be adjusted for early commencement in accordance with Section G.04(c).
(b)	The gross benefit under (a) above (multiplied by any applicable early retirement factor) is reduced by the retirement benefits the participant is entitled to receive (including all early retirement subsidies, supplements, and other such benefits) under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements).

(c)	For purposes of the offset adjustment in subsection (b):
(1)	The Participant’s gross benefit under subsection (a) will be reduced only by the benefits accrued under the plans described in (b) for the period during which the Participant earns CPC Service.
(A)	No offset will be made for accruals earned before (or after) participation in this Program.

(B)	Offsets will be made for benefits accrued under any plan while a Participant:
(i)	is employed by the Affiliated Companies; or

(ii)	was employed by a company before it became an Affiliated Company.
(C)	The offset under (b) includes any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”).

(D)	The offset under (b) does not include:
(i)	benefits accrued under the Supplemental Retirement Income Program for Senior Executives described in Appendix A to the Northrop Grumman Supplemental Plan 2; or

(ii)	Part II benefits under the HII Litton Industries, Inc. Restoration Plan and HII Litton Industries, Inc. Restoration Plan 2.
(2)	If a Participant’s benefit under this Program commences upon reaching age 65, benefits under all the plans and programs described in (b) above will be compared on the basis of a single, straight life annuity commencing at age 65 using the assumptions in Section F.09.

(3)	If a Participant’s benefit under this Program commences before age 65, benefits under this Program will be offset for the plans described in (b) above by converting the benefits paid or payable from those plans to an actuarially equivalent single life annuity benefit commencing upon retirement. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and further adjusted, if necessary, for different normal forms of benefits or different commencement dates using the actuarial assumptions in Section F.09.
(d)	A Participant’s benefit under this Program will be no less than the benefit that would have been accrued under Appendix G had the Participant been eligible to participate in that Program.
(1)	If the net benefit calculated under Appendix G would be greater than the benefit determined in accordance with Sections F.04(a) through (c), the Participant will receive an additional amount under this Program equal to the difference between the net benefit calculated under Appendix G and the benefit calculated under Sections F.04(a) through (c).

(2)	The above comparison will be made following the application of the applicable early retirement factors and offset adjustments under this Program and Appendix G.
F.05	Benefit Limit. A Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section F.04 and all plans included in Section F.04(b), may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.
(a)	The accrued benefits a Participant has earned under the plans included in Section F.04(b) that are taken into account for purposes of this Section are not limited to those benefits accrued during the time he or she participated in this Program (as described in Section F.04(c)(1)), but instead will count all service with the Affiliated Companies.

(b)	If a participant has previously received a distribution from one of the plans included in Section F.04(b), that previously received benefit applies toward the limit in this Section.

(c)	The Participant’s Final Average Salary is reduced for early retirement applying the factors in Section G.04(c).

(d)	The limit in this Section may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.

F.06	Payment of Benefits.
(a)	Benefits will generally be paid in accordance with Section 2.03 of the Plan.

In addition to all other benefit forms otherwise available under this Program, effective as of January 1, 2004, a Participant may elect to have his or her benefits paid in the form of a 75% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 75% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made. The determination of the benefit payable under this option will be made utilizing the factors for a 75% Joint and Survivor Option under the provisions of the Northrop Grumman Retirement Plan.

(b)	Except as provided in subsection (c), benefits will commence as of the first day of the month following the Participant’s Termination of Employment or, if later, as of the date the Participant’s early retirement benefit commences under the Qualified Plans.

(c)	If a Participant has a Termination of Employment because of Disability before the Participant is eligible for an early retirement benefit from a Qualified Plan, benefits may commence immediately, subject to adjustment for early commencement using the applicable factors and methodologies under Sections F.04(a)(2) and F.04(c)(3).

(d)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Company. If a Participant dies prior to commencement of benefits, payment will be made under Section F.07.
          The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
F.07	Preretirement Death Benefits. If a Participant dies before benefits commence, preretirement surviving spouse benefits are payable under this Program if his or her surviving spouse is eligible for a qualified preretirement survivor annuity (as required under section 401(a)(11) of the Code) from a Qualified Plan.
(a)	Amount and Form of Preretirement Death Benefit. A preretirement death benefit paid to a surviving spouse is the survivor benefit portion of a 100% joint-and-survivor annuity calculated using the survivor annuity factors under the Huntington Ingalls Industries Pension Plan in an amount determined as follows:
(1)	First, the Participant’s gross benefit under Section F.04(a) will be calculated and reduced, as necessary, for early retirement using the factors in Section F.04(a)(2) and adjusted, as necessary, in accordance with Section F.04(d);

(2)	Second, the target preretirement death benefit under this Program will be calculated by applying the appropriate 100% joint-and-survivor annuity factor (as provided in the Huntington Ingalls Industries Pension Plan) to the amount determined in (1); and

(3)	Third, the target preretirement death benefit determined in (2) will be reduced by the preretirement death benefits, if any, payable under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified, that are otherwise included in the offsets described under Section F.04(b) such that the sum of the preretirement death benefit payments made to the surviving spouse under all plans, including this Program, will equal, at all times, the level of payments determined to be the target preretirement death benefit (subject to the benefit limit described in Section G.05(a)).
(b)	Timing of Preretirement Death Benefit.
(1)	Benefits commence as of the first day of the month following the death of the Participant, subject to adjustment for early commencement using the applicable factors under G.04(c).

(2)	If there is a dispute as to whom payment is due, the Company may delay payment until the dispute is settled.
(c)	No benefit is payable under this Program with respect to a spouse after the spouse dies.
      The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
F.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement benefits.
(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections F.04 or F.07 (as limited by F.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under F.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Sections F.04(a)(2) and F.04(c)(3).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.
F.09	Actuarial Assumptions: The following defined terms and actuarial assumptions will be used to the extent necessary to convert benefits to straight life annuity form commencing at the Participant’s Normal Retirement Date under Sections F.04 and F.08:

Interest: Five percent (5%)

Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.

Increase in Code Section 415 Limit: 2.8% per year.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefits.

F.10	Forfeiture of Benefits: Notwithstanding any other provision of this Program, this Section applies to a Participant’s total accrued benefit under this Program earned after 2010.
(a)	Determination of a Forfeiture Event. The Compensation Committee or its delegate will, in its sole discretion, determine whether a Forfeiture Event (as defined in subsection (b)) has occurred; provided that no Forfeiture Event shall be incurred by a Participant who has a termination of employment due to mandatory retirement pursuant to Company policy. Such a determination may be made by the Compensation Committee or its delegate for up to one year following the date that the Compensation Committee has actual knowledge of the circumstances that could constitute a Forfeiture Event.

(b)	Forfeiture Event Defined. A “Forfeiture Event” means that, while employed by any of the Affiliated Companies or at any time in the two year period immediately following the Participant’s last day of employment by one of the Affiliated Companies, the Participant, either directly or indirectly through any other person, is employed by, renders services (as a director, consultant or otherwise) to, has any ownership interest in, or otherwise participates in the financing, operation, management or control of, any business that is then in competition with the business of any of the Affiliated Companies. A Participant will not, however, be considered to have incurred a Forfeiture Event solely by reason of owning up to (and not more than) two percent (2%) of any class of capital stock of a corporation that is registered under the Securities Exchange Act of 1934.

(c)	Forfeiture of Benefits.
(1)	If the Compensation Committee or its delegate determines that a Forfeiture Event has occurred, the relevant Participant may forfeit up to 100% of his or her total accrued benefit under this Program earned after 2010. The amount forfeited, if any, will be determined by the Compensation Committee or its delegate in its sole discretion, and may consist of all or a portion of the Program benefits earned after 2010 and not yet paid.

(2)	Program benefits earned by a Participant after 2010 shall be deemed to constitute a proportionate share of each payment of benefits that is not a Grandfathered Amount for purposes of determining the portion of each such payment to be forfeited under subsection (1).

(3)	Any forfeiture pursuant to this Section will also apply with respect to survivor benefits or benefits assigned under a Qualified Domestic Relations Order.
(d)	Coordination with 60% Benefit Limit. For purposes of applying the 60% of Final Average Salary benefit limit of Section F.05, or any other similar provision in other plans, programs and arrangements of the Affiliated Companies, such benefit limit will be applied as if no forfeiture occurred under this Section F.10.

(e)	Notice and Claims Procedure.
(1)	The Company will provide timely notice to any Participant who incurs a forfeiture pursuant to this Section F.10. Any delay by the Company in providing such notice will not otherwise affect the amount or timing of any forfeiture determined by the Compensation Committee or its delegate.

(2)	The procedures set forth in the Company’s standardized Huntington Ingalls Industries Nonqualified Plans Claims and Appeals Procedures (“Claims Procedures”) will apply to any claims and appeals arising out of or related to any forfeiture under this Section F.10, except as provided below:
(A)	The Compensation Committee, or its delegate, will serve in place of the designated decision-makers on any such claims and appeals.

(B)	After a claimant has exhausted his remedies under the Claims Procedures, including the appeal stage, the claimant forgoes any right to file a civil action under ERISA section 502(a), but instead may present any claims arising out of or related to any forfeiture under this Section F.10 to final and binding arbitration in the manner described below:

(i)	A claimant must file a demand for arbitration no later than one year following a final decision on the appeal under the Claims Procedures. After such period, no claim for arbitration may be filed, and the decision becomes final. A claimant must deliver a demand for arbitration to the Company’s General Counsel.

(ii)	Any claims presented shall be settled by arbitration consistent with the Federal Arbitration Act, and consistent with the then-current Arbitration Rules and Procedures for Employment Disputes, or equivalent, established by JAMS, a provider of private dispute resolution services.

(iii)	The parties will confer to identify a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator, the parties will request a list of proposed arbitrators from JAMS and:
(a)	If there is an arbitrator on the list acceptable to both parties, that person will be selected. If there is more than one arbitrator on the list acceptable to both parties, each party will rank each arbitrator in order of preference, and the arbitrator with the highest combined ranking will be selected.

(b)	If there is no arbitrator acceptable to both parties on the list, the parties will alternately strike names from the list until only one name remains, who will be selected.
(iv)	The fees and expenses of the arbitrator will be borne equally by the claimant and the Company. Each side will be entitled to use a representative, including an attorney, at the arbitration. Each side will bear its own deposition, witness, expert, attorneys’ fees, and other expenses to the same extent as if the matter were being heard in court. If, however, any party prevails on a claim, which (if brought in court) affords the prevailing party attorneys’ fees and/or costs, then the arbitrator may award reasonable fees and/or costs to the prevailing party to the same extent as would apply in court. The arbitrator will resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost.

(v)	The arbitrator will take into account all comments, documents, records, other information, arguments, and theories submitted by the claimant relating to the claim, or considered by the Compensation Committee or its delegate relating to the claim, but only to the extent that it was previously provided as part of the initial decision or appeal request on the claim.
The arbitrator may grant a claimant’s claim only if the arbitrator determines it is justified based on: (a) the Compensation Committee, or its delegate erred upon an issue of law in the appeal request, or (b) the Compensation Committee’s, or its delegate’s, findings of fact during the appeal process were not supported by the evidence.
(vi)	The arbitrator shall issue a written opinion to the parties stating the essential findings and conclusions upon which the arbitrator’s award is based. The decision of the arbitrator will be final and binding upon the claimant and the Company. A reviewing court may only confirm, correct, or vacate an award in accordance with the standards set forth in the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(vii)	In the event any court finds any portion of this procedure to be unenforceable, the unenforceable section(s) or provision(s) will be severed from the rest, and the remaining section(s) or provisions(s) will be otherwise enforced as written.
(f)	Application. Should a Forfeiture Event occur, this Section F.10 is in addition to, and does not in any way limit, any other right or remedy of the Affiliated Companies, at law or otherwise, in connection with such Forfeiture Event.
* * *
               IN WITNESS WHEREOF, this Program is hereby executed by a duly authorized officer on this ______ day of _____________, 2011.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:

APPENDIX G
TO THE HUNTINGTON INGALLS INDUSTRIES SUPPLEMENTAL PLAN 2
Officers Supplemental Executive Retirement Program
Appendix G to the Huntington Ingalls Industries Supplemental Plan 2 (the “Appendix”) is hereby adopted effective as of the “Distribution Date” defined in the Separation and Distribution Agreement among Northrop Grumman Corporation, Huntington Ingalls Industries, Inc. and New P, Inc. (the “Distribution Date”) and conditioned upon such Distribution Date occurring.
G.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible officers of the Company. This Program is intended to supplement benefits that are otherwise available under the Qualified Plans.

G.02	Definitions and Construction.
(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans, and are intended to have the same meaning.

(b)	Eligible Pay. Subject to paragraphs (1) through (5) below, Eligible Pay will generally be determined under the rules of the Participant’s supplemental benefit plan (for section 401(a)(17) purposes).
(1)	For periods during which a Participant did not participate in a supplemental benefit plan, Eligible Pay will be determined by reference to the applicable qualified defined benefit retirement plan under which the Participant benefits.
(A)	Eligible Pay will be calculated without regard to any otherwise applicable limitations under the Code, including section 401(a)(17).

(B)	Eligible Pay will include compensation deferred under a Deferred Compensation Plan and in connection with the Huntington Ingalls Industries Electronic Systems Executive Pension Plan.

(C)	For purposes of (B), any compensation deferred will only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.
(2)	Special Rules for Certain Participants.

(A)	Former Northrop Grumman Electronic Systems Executive Pension Plan Participants. For years prior to 2002, Eligible Pay is determined by reference to the Participant’s total base salary under the Northrop Grumman Electronic Systems Pension Plan plus any bonuses that were received or would have been received had the Participant not elected to have the amounts deferred under a deferred compensation arrangement. No compensation of any kind paid or otherwise earned while employed by an entity prior to that entity becoming an Affiliated Company will be included in the Participant’s Eligible Pay.

(B)	Employees of Newport News Shipbuilding, Inc. For the period beginning on January 1, 1994 and ending December 31, 2003, Eligible Pay is determined by reference to the Participant’s total base salary plus any bonuses that were received or would have been received had the Participant not elected to have the amounts deferred under a deferred compensation arrangement.
(3)	If a Participant experiences a Termination of Employment before December 31 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Standard Definitions and Procedures for Certain Huntington Ingalls Industries Corporation Retirement Plans.

(4)	The following shall not be considered as Eligible Pay for purposes of determining the amount of any benefit under the Program:
(A)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(B)	any award payment under any Huntington Ingalls Industries long-term incentive cash plan.
(5)	Eligible Pay shall include amounts earned after a Participant attains age 65, provided any benefits based on such compensation shall be subject to Code section 409A.
(c)	Final Average Salary for any Plan Year is the Participant’s average Eligible Pay for the highest three of the last ten consecutive Plan Years in which the Participant was an employee of an Affiliated Company and a participant in a qualified defined benefit retirement plan. For this purpose, years will be deemed to be consecutive even though a break in service year(s) intervenes.

Notwithstanding the foregoing, for Participants whose employment ceases after 2005, all Plan Years after 1996 (not just the last ten) shall be considered in determining the highest three years of Eligible Pay. All benefits resulting from this change in determining the highest three years of Eligible Pay shall be subject to Code section 409A.
(d)	Months of Benefit Service.
(1)	Months of Benefit Service will be determined under the rules of the Qualified Plans for determining Credited Service.

(2)	Months of Benefit Service will continue to be counted for a Participant until the earlier of (A) or (B):
(A)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies that is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(B)	Cessation of the Participant’s status as an elected or appointed officer of the Company (except as otherwise provided in Section G.04(f)).
(3)	If a Participant is transferred to a position with an Affiliated Company not covered by a Qualified Plan, Months of Benefit Service will be determined as the Credited Service in the Participant’s last Qualified Plan.
(A)	If such a transfer occurs, the Participant will continue to earn deemed service credits as if he or she were still participating under the Qualified Plan.

(B)	Those deemed service credits will not be considered as earned under the Qualified Plan for purposes of determining:
(i)	benefits under the Qualified Plan or supplements to the Qualified Plan other than this Program, or

(ii)	the offset under Section G.05 below, including the early retirement factors associated with the plans included in the offset.
(4)	For Participants who become eligible to participate in the Program on or after March 10, 2006, Months of Benefit Service shall not include any time that counts as service under any portion of a plan spun out of the Company’s controlled group, if the service is no longer treated as benefit accrual service under a qualified plan in the Company’s controlled group.

(5)	Months of Benefit Service shall continue to be earned after a Participant has attained age 65, provided that any benefits based on such service shall be subject to Code section 409A.
(e)	The benefits under this Program are designed to supplement benefits under the Qualified Plans and are to be construed using the same principles and benefit calculation methodologies applicable under the Qualified Plans except where expressly modified in this Program.

(f)	Benefits are calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.
G.03	Eligibility. Except as otherwise provided in (a) through (f) below, eligibility for benefits under this Program is limited to elected or appointed officers of the Company, other than Charles H. Noski.
(a)	Employees of Newport News Shipbuilding, Inc., or its successor, will be eligible to participate under this Program effective January 1, 2004.

(b)	No employees of Vinnell Corporation, Component Technologies, or Premier America Credit Union are eligible for benefits under this Program.

(c)	No Participant is entitled to any benefits under this Appendix G until he or she becomes Vested under the Qualified Plans, except to the extent provided otherwise in this Appendix G.

(d)	No individual who is, was, or will be eligible to participate in and receive benefits under Appendix F of the Plan (the “CPC SERP”) is eligible to participate under this Program.

(e)	Notwithstanding any other provisions of this Program to the contrary, elected and appointed officers of the Company’s Mission Systems and Space Technology Sectors will be eligible to participate under this Program effective as of January 1, 2005.

(f)	After June 2008, the only employees who shall become eligible to participate in the Program shall be:
(1)	individuals who become elected or appointed officers of the Company after June 2008 due to rehire or promotion, provided they have been and continue to be actively accruing benefits under a Company-sponsored qualified defined benefit pension plan, and

(2)	any other individuals designated for participation in writing by the Vice President, Compensation, Benefits and International (as such title may be modified from time to time).

G.04	Benifit Amount.
(a)	A Participant’s annual Normal Retirement Benefit under this Program equals the sum of (1) through (3) below, subject to the limit described in Section G.05:
(1)	2.0% x Final Average Salary x Months of Benefit Service up to 120 months ÷ 12

(2)	1.5% x Final Average Salary x Months of Benefit Service in excess of 120 months up to 240 months ÷ 12

(3)	1.0% x Final Average Salary x Months of Benefit Service in excess of 240 months up to 540 months ÷ 12
However, if an employee performs service during his or her career in covered positions under both this Appendix G and the CPC SERP: the employee’s entire benefit will be calculated under Section F.04 of the CPC SERP and payable under the terms of that program; all benefits accrued under this Program will be eliminated; and no amounts will be payable under this Appendix G.
(b)	The total benefit payable is a single, straight life annuity commencing at age 65, assuming an annual benefit equal to the gross benefit under (a). The form of benefit and timing of commencement will be determined under Section G.06.

(c)	If a Participant’s benefit is paid under this Program before age 65, the benefit will be adjusted as follows. The Early Retirement Benefit is a monthly benefit equal to the Normal Retirement Benefit reduced by the lesser of:
(1)	1/12th of 2.5% for each calendar month the payment of benefits begins before age 65; or

(2)	2.5% for each Benefit Point less than 85 where the Participant’s Benefit Points (truncated to reach a whole number) equal the sum of:
(A)	his or her age (computed to the nearest 1/12th of a year) at the annuity starting date and

(B)	1/12th of his or her months of Credited Service under the applicable Qualified Plan (also computed to the nearest 1/12th of a year) as of the date his or her employment terminated.
A Participant’s Vesting Service and months of Credited Service earned under the Qualified Plans (or deemed earned in the event of a transfer) are used to determine whether the Early Retirement Benefit provisions apply and to calculate the early retirement reduction.
(d)	Except as provided otherwise in this Appendix G, no benefit will be paid under this Program if a Participant experiences a Termination of Employment before (1)

attaining age 55 and completing 120 Months of Benefit Service, or (2) attaining age 65 and completing 60 Months of Benefit Service.
Notwithstanding any other provision of the Program to the contrary, a Participant who otherwise satisfies the requirements of this subsection (d) is not required to retire and commence benefits under this Program upon his or her Termination of Employment. This provision applies to Grandfathered Amounts only.
(e)	A Participant shall be entitled to benefits notwithstanding the Participant’s failure to meet the requirements of Section G.04(d) if the following requirements are satisfied:
(1)	the Participant has been involuntarily terminated without cause or terminated due to the divestiture of his business unit;

(2)	the Participant has reached age 53 and completed 10 years of early retirement eligibility service, or has accumulated 75 points, as of the date of termination, all as determined under the terms of the Huntington Ingalls Industries Pension Plan; and

(3)	the Participant is actively accruing benefits under the Program as of the date of termination.
If a Participant receives a notice of an involuntary termination and then transfers to another related entity instead of being involuntarily terminated, the Participant will not qualify for vesting under this subsection (e). If an involuntarily terminated Participant is rehired by the Company, vesting under this subsection (e) would not apply unless the Participant is subsequently terminated and meets the requirements described above.
All benefits payable pursuant to this subsection (e) shall be subject to reduction for early retirement as applicable under Section G.04(c). All benefits payable under this subsection (e) shall be subject to section 409A of the Code.
(f)	The rules set forth in this Section G.04(f) shall apply in the event a Participant ceases to satisfy the eligibility requirements of Section G.03 (the “eligibility requirements”) because the Participant is no longer an elected or appointed officer of the Company:
(1)	for purposes of calculating the Participant’s benefit amount pursuant to Section G.04(a), “Eligible Pay” and “Months of Benefit Service” shall not reflect amounts paid or service on or after the date the Participant ceases to satisfy the eligibility requirements, except that in the event the Participant subsequently satisfies the eligibility requirements, “Eligible Pay” and “Months of Benefit Service” shall reflect all pay and past service to the extent consistent with the terms of this Program in effect for newly eligible employees at the time the Participant satisfies the eligibility requirements for the second time;

(2)	for purposes of applying the 60% limitation pursuant to Section G.05(a), “Eligible Pay” shall include amounts paid on or after the date the Participant ceases to satisfy the eligibility requirements;

(3)	for purposes of applying the offset provision of Section G.05(b), benefits accrued under other plans shall reflect pay and service on or after the date the Participant ceases to satisfy the eligibility requirements;

(4)	for purposes of applying Sections G.04(d) and G.04(e), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service, provided that if the Participant would not otherwise receive benefits if not for the application of this paragraph (4), all benefits shall be subject to section 409A of the Code;

(5)	for purposes of applying the reduction for early retirement pursuant to Section G.04(c), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service.
G.05	Benefit Limit. Accruals under Section G.04 will be limited as provided in this Section.
(a)	A Participant’s total accrued benefits under all plans, programs, and arrangements in which he or she participates, including the benefit accrued under Section G.04 and all plans included in Section G.05(b), may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.
(1)	The Participant’s Final Average Salary will be reduced for early retirement applying the factors in Section G.04(c).

(2)	The limit in this subsection may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.
(b)	The gross benefit calculated under Section G.04 above (multiplied by any applicable early retirement factor) is reduced by the retirement benefits the participant is entitled to receive (including all early retirement subsidies, supplements, and other such benefits) under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements).

(c)	For purposes of the offset in subsection (b):
(1)	Offsets will be made:
(A)	with respect to:

(i)	benefits accrued under any plan while a Participant is employed by the Affiliated Companies; and

(ii)	benefits accrued under any plan while a Participant was employed by a company before it became an Affiliated Company;
(B)	with respect to any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”); and

(C)	without regard to:
(i)	benefits accrued under the Supplemental Retirement Income Program for Senior Executives described in Appendix A to the Northrop Grumman Supplemental Plan 2;

(ii)	Part II benefits under the HII Litton Industries, Inc. Restoration Plan and HII Litton Industries, Inc. Restoration Plan II; or

(iii)	benefits accrued under the Northrop Grumman Pilot’s Transition Plan.
(2)	If a Participant’s benefit under this Program commences upon reaching age 65, the Participant’s benefits under all the plans and programs described in (b) above will be compared on the basis of a single, straight life annuity commencing at age 65 using the assumptions stated in Section G.09.

(3)	If a Participant’s benefit under this Program commences before age 65, benefits under this Program will be offset for the plans described in (b) above by converting the benefits paid or payable from those plans to an actuarially equivalent single life annuity benefit commencing upon retirement. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and further adjusted, if necessary, for different normal forms of benefits or different commencement dates using the actuarial assumptions of Section G.09.

(4)	If a Participant previously received a distribution under one of the plans described in (b) above for a period of service that counts as Months of Benefit Service, that previously received benefit applies toward the limit under this Section.
(e)	Example: A Participant elects to receive an early retirement benefit at age 55 after completing 240 Months of Benefit Service with Final Average Salary equal to

$250,000. The Participant has accrued monthly benefits under the Northrop Grumman Electronic Systems Pension Plan (the “ES Plan”) equal to $2,550 payable at age 55, the Huntington Ingalls Industries ERISA Supplemental Program 2 (“ERISA 2”) equal to $600 payable at age 55, and the Huntington Ingalls Industries Electronic Systems Executive Pension Plan (the “ES EPP”) equal to $600 payable at age 65.
The Participant’s pre-offset benefit under this Program, calculated in accordance with Section G.04, equals 35% of the Participant’s Final Average Salary ($250,000) x 75% to account for the early retirement reduction under Section G.04(c). This results in a monthly gross benefit under this Program, before the benefit limit is applied, equal to $5,468.75. The Participant’s total net benefit is calculated, taking into account the offset under (b) above, by reducing the gross benefit by the following:
(1)	the $2,550 monthly benefit under the ES Plan payable at age 55, subject to that plan’s conversion factors; and

(2)	the $600 ERISA 2 early retirement single life annuity payable at age 55.

(3)	No offset results from the ES EPP, however, because the Participant is not eligible to receive a benefit at age 55 under that plan.
This results in a monthly gross benefit under this Program equal to $2,318.75.
G.06	Payment of Benefits.
(a)	Benefits will generally be paid in accordance with Section 2.03 of the Plan.

In addition to all other benefit forms otherwise available under this Program, effective as of January 1, 2004, a Participant may elect to have his or her benefits paid in the form of a 75% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 75% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made. The determination of the benefit payable under this option will be made utilizing the factors for a 75% Joint and Survivor Option under the provisions of the Northrop Grumman Retirement Plan.

(b)	Except as provided in (c), benefits will commence as of the first day of the month following the Participant’s Termination of Employment or, if later, as of the date the Participant’s early retirement benefit commences under the Qualified Plans.

(c)	If a Participant has a Termination of Employment because of disability before the Participant is eligible for an early retirement benefit from a Qualified Plan, benefits may commence immediately, subject to adjustment for early commencement using the applicable factors and methodologies under Sections G.04(c) and G.05(c)(3).
(d)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Company. If a Participant dies prior to commencement of benefits, payment will be made under Section G.07.
The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
G.07	Preretirement Death Benefits. If a Participant dies before benefits commence, preretirement surviving spouse benefits are payable under this Program on behalf of the Participant if his or her surviving spouse is eligible for a qualified preretirement survivor annuity (as required under section 401(a)(11) of the Code) from a Qualified Plan.
(a)	Amount and Form of Preretirement Death Benefit. A preretirement death benefit paid to a surviving spouse is the survivor benefit paid to a surviving spouse is the survivor benefit portion of a 100% joint and survivor annuity calculated using the survivor annuity factors under the Huntington Ingalls Industries Pension Plan in an amount determined as follows:
(1)	First, the Participant’s gross benefit under Section G.04(a) will be calculated and reduced, as necessary, for early retirement using the factors in Section G.04(c);

(2)	Second, the target preretirement death benefit under this Program will be calculated by applying the appropriate 100% joint-and-survivor annuity factor (as provided in the Huntington Ingalls Industries Pension Plan) to the amount determined in (1); and

(3)	Third, the target preretirement death benefit determined in (2) will be reduced by the preretirement death benefits, if any, payable under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified, that are otherwise included in the offsets described under Section G.05(b) such that the sum of the preretirement death benefit payments made to the surviving spouse under all plans, including this Program, will equal, at all times, the level of payments determined to be the target preretirement death benefit (subject to the benefit limit described in Section G.05(a)).
(b)	Timing of Preretirement Death Benefit.
(1)	Benefits commence as of the first day of the month following the death of the Participant, subject to adjustment for early commencement using the applicable factors under G.04(c).

(2)	If there is a dispute as to whom payment is due, the Company may delay payment until the dispute is settled.
(c)	No benefit is payable under this Program with respect to a spouse after the spouse dies.
          The distribution rules under this Section only apply to Grandfathered Amounts. See Appendix 1 and Appendix 2 for distribution rules that apply to other Plan benefits.
G.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement pension benefits. Notwithstanding any other provision to the contrary, this Section does not apply to any individually-negotiated arrangements between a Participant and the Company concerning severance payments.
(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections G.04 or G.07 (as limited by G.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under G.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Sections G.04(c) and G.05(c)(3).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.
G.09	Actuarial Assumptions. The following defined terms and actuarial assumptions will be used to the extent necessary under Sections G.05 and G.08 to convert benefits to straight life annuity form commencing upon the Participant reaching age 65:
Interest: Five percent (5%)
Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.
Increase in Code Section 415 Limit: 2.8% per year.

     Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefit.
G.10	Forfeiture of Benefits. Notwithstanding any other provision of this Program, this Section applies to a Participant’s total accrued benefit under this Program earned after 2010.
(a)	Determination of a Forfeiture Event. The Compensation Committee or its delegate will, in its sole discretion, determine whether a Forfeiture Event (as defined in subsection (b)) has occurred; provided that no Forfeiture Event shall be incurred by a Participant who has a termination of employment due to mandatory retirement pursuant to Company policy. Such a determination may be made by the Compensation Committee or its delegate for up to one year following the date that the Compensation Committee has actual knowledge of the circumstances that could constitute a Forfeiture Event.

(b)	Forfeiture Event Defined. A “Forfeiture Event” means that, while employed by any of the Affiliated Companies or at any time in the two year period immediately following the Participant’s last day of employment by one of the Affiliated Companies, the Participant, either directly or indirectly through any other person, is employed by, renders services (as a director, consultant or otherwise) to, has any ownership interest in, or otherwise participates in the financing, operation, management or control of, any business that is then in competition with the business of any of the Affiliated Companies. A Participant will not, however, be considered to have incurred a Forfeiture Event solely by reason of owning up to (and not more than) two percent (2%) of any class of capital stock of a corporation that is registered under the Securities Exchange Act of 1934.

(c)	Forfeiture of Benefits.
(1)	If the Compensation Committee or its delegate determines that a Forfeiture Event has occurred, the relevant Participant may forfeit up to 100% of his or her total accrued benefit under this Program earned after 2010. The amount forfeited, if any, will be determined by the Compensation Committee or its delegate in its sole discretion, and may consist of all or a portion of the Program benefits earned after 2010 and not yet paid.

(2)	Program benefits earned by a Participant after 2010 shall be deemed to constitute a proportionate share of each payment of benefits that is not a Grandfathered Amount for purposes of determining the portion of each such payment to be forfeited under subsection (1).

(3)	Any forfeiture pursuant to this Section will also apply with respect to survivor benefits or benefits assigned under a Qualified Domestic Relations Order.

(d)	Coordination with 60% Benefit Limit. For purposes of applying the 60% of Final Average Salary benefit limit of Section G.05, or any other similar provision in other plans, programs and arrangements of the Affiliated Companies, such benefit limit will be applied as if no forfeiture occurred under this Section G.10.

(e)	Notice and Claims Procedure.
(1)	The Company will provide timely notice to any Participant who incurs a forfeiture pursuant to this Section G.10. Any delay by the Company in providing such notice will not otherwise affect the amount or timing of any forfeiture determined by the Compensation Committee or its delegate.

(2)	The procedures set forth in the Company’s standardized Huntington Ingalls Industries Nonqualified Plans Claims and Appeals Procedures (“Claims Procedures”) will apply to any claims and appeals arising out of or related to any forfeiture under this Section G.10, except as provided below:
(A)	The Compensation Committee, or its delegate, will serve in place of the designated decision-makers on any such claims and appeals.

(B)	After a claimant has exhausted his remedies under the Claims Procedures, including the appeal stage, the claimant forgoes any right to file a civil action under ERISA section 502(a), but instead may present any claims arising out of or related to any forfeiture under this Section G.10 to final and binding arbitration in the manner described below:
(i)	A claimant must file a demand for arbitration no later than one year following a final decision on the appeal under the Claims Procedures. After such period, no claim for arbitration may be filed, and the decision becomes final. A claimant must deliver a demand for arbitration to the Company’s General Counsel.

(ii)	Any claims presented shall be settled by arbitration consistent with the Federal Arbitration Act, and consistent with the then-current Arbitration Rules and Procedures for Employment Disputes, or equivalent, established by JAMS, a provider of private dispute resolution services.

(iii)	The parties will confer to identify a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator,the parties will request a list of proposed arbitrators from JAMS and:

(a)	If there is an arbitrator on the list acceptable to both parties, that person will be selected. If there is more than one arbitrator on the list acceptable to both parties, each party will rank each arbitrator in order of preference, and the arbitrator with the highest combined ranking will be selected.

(b)	If there is no arbitrator acceptable to both parties on the list, the parties will alternately strike names from the list until only one name remains, who will be selected.
(iv)	The fees and expenses of the arbitrator will be borne equally by the claimant and the Company. Each side will be entitled to use a representative, including an attorney, at the arbitration. Each side will bear its own deposition, witness, expert, attorneys’ fees, and other expenses to the same extent as if the matter were being heard in court. If, however, any party prevails on a claim, which (if brought in court) affords the prevailing party attorneys’ fees and/or costs, then the arbitrator may award reasonable fees and/or costs to the prevailing party to the same extent as would apply in court. The arbitrator will resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost.

(v)	The arbitrator will take into account all comments, documents, records, other information, arguments, and theories submitted by the claimant relating to the claim, or considered by the Compensation Committee or its delegate relating to the claim, but only to the extent that it was previously provided as part of the initial decision or appeal request on the claim.

The arbitrator may grant a claimant’s claim only if the arbitrator determines it is justified based on: (a) the Compensation Committee, or its delegate erred upon an issue of law in the appeal request, or (b) the Compensation Committee’s, or its delegate’s, findings of fact during the appeal process were not supported by the evidence.

(vi)	The arbitrator shall issue a written opinion to the parties stating the essential findings and conclusions upon which the arbitrator’s award is based. The decision of the arbitrator will be final and binding upon the claimant and the Company. A reviewing court may only confirm, correct, or vacate an award in accordance with the standards set forth in the Federal Arbitration Act, 9 U.S.C. §§ 1-16.
(vii)	In the event any court finds any portion of this procedure to be unenforceable, the unenforceable section(s) or provision(s) will be severed from the rest, and the remaining section(s) or provisions(s) will be otherwise enforced as written.
(f)	Application. Should a Forfeiture Event occur, this Section G.10 is in addition to, and does not in any way limit, any other right or remedy of the Affiliated Companies, at law or otherwise, in connection with such Forfeiture Event.
G.11	Grumman SRP Participants. The following special rules shall apply to Participants who are entitled to benefits under the Northrop Grumman Corporation Supplemental Retirement Plan (the “SRP”). Any additional accrued benefits resulting from these special rules shall be subject to Code Section 409A.
(a)	The offset provided for in Section G.05(b) related to an SRP benefit shall be based on the amount payable under the 15-year certain payment form in the SRP, not the actuarially equivalent single life annuity amount.

(b)	The offset for the SRP amount shall be applied after the benefit under this Program has been converted into any optional form of payment elected.

(c)	When payments cease under the SRP after 15 years, the annual benefit under this Program shall increase by the amount of the annual benefit that was being paid under the SRP.
G.12	TASC Participants. Participants who are actively employed in a TASC Entity: 254 or 255 on the date the entities are transferred to an unrelated buyer (“TASC Closing Date”) will be 100% vested in their benefit under the Program on the TASC Closing Date. No pay or service after the TASC Closing Date will count for purposes of determining the amount of such a Participant’s benefit under the Program. The offsets that apply to a Participant’s benefit under Section G.05(b) shall be determined on the date the Participant’s benefits payments commence under the Program. All benefits that become vested under this Section G.12 shall be subject to section 409A of the Code.
* * *

          IN WITNESS WHEREOF, this Program is hereby executed by a duly authorized officer on this ______ day of ___________, 2011.

HUNTINGTON INGALLS INDUSTRIES, INC.
By: